Exhibit 5.1

Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 Fax AMERICA • ASIA PACIFIC • EUROPE

August 12, 2022

Jackson Financial Inc.

1 Corporate Way

Lansing, Michigan 48951

Re:	1.125% Senior Notes due 2023
3.125% Senior Notes due 2031
4.000% Senior Notes due 2051

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”), filed by Jackson Financial Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) $600,000,000 aggregate principal amount of the Company’s 1.125% Senior Notes due 2023 (the “New 2023 Notes”), (ii) $500,000,000 aggregate principal amount of the Company’s 3.125% Senior Notes due 2031 (the “New 2031 Notes”) and (iii) $500,000,000 aggregate principal amount of the Company’s 4.000% Senior Notes due 2051 (together with the New 2023 Notes and the New 2031 Notes, the “New Notes”), which are to be offered, in each case, in exchange for an equivalent aggregate principal amount of the Company’s outstanding 1.125% Senior Notes due 2023 (the “Old 2023 Notes”), 3.125% Senior Notes due 2031 (the “Old 2031 Notes”) and 4.000% Senior Notes due 2051 (together with the Old 2023 Notes and the Old 2031 Notes, the “Old Notes”), respectively. The Old Notes of each series were, and the New Notes of the corresponding series will be, issued under an Indenture dated as of November 23, 2021 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of November 23, 2021 relating to the 1.125% Senior Notes due 2023 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of November 23, 2021 relating to the 3.125% Senior Notes due 2031 (the “Second Supplemental Indenture”) and a Third Supplemental Indenture dated as of November 23, 2021 relating to the 4.000% Senior Notes due 2051 (the “Third Supplemental Indenture”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, is hereinafter called the “Indenture”), each between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Jackson Financial Inc.

August 12, 2022

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture and the issuance of Old Notes and the New Notes by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the New Notes will constitute valid and binding obligations of the Company when:

(i)         the Registration Statement, as finally amended, shall have become effective under the Securities Act; and

(ii)        the New Notes shall have been duly executed by duly authorized officers of the Company and duly authenticated by the Trustee, all in accordance with the provisions of the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinion is also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any New Notes or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinion set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinion set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto.

Jackson Financial Inc.

August 12, 2022

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement and any amendment thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP